Exhibit 99.1
WM Technology, Inc. Appoints Anthony Bay as New Chairman of Company’s Board of Directors

IRVINE, Calif. – March 10, 2022 – WM Technology, Inc. (“WM Technology” or the “Company”) (Nasdaq: MAPS), the leading marketplace and technology solutions provider to the cannabis industry, today announced the appointment of Anthony Bay as the new Chairman of the Company’s Board of Directors. Effective immediately, Bay will succeed Chris Beals who was serving as the acting Chairman of the Board during the search to fill the role. Chris Beals will continue his role as a member of the board in addition to Chief Executive Officer of the Company.

“I could not be more excited to welcome Anthony to serve as Chairman of our Board of Directors,” said Chris Beals, CEO of WM Technology. “Since becoming a public company, our search for an independent chairperson has been driven by our commitment to be ‘best in class’ in corporate governance and to ensure we have the best advisors possible. Anthony understands the challenges and complexities associated with operating a two-sided marketplace, and brings with him a wealth of experience advising management teams, scaling hyper-growth technology companies and serving on a number of company boards, all of which will be critical as we continue to chart WM Technology’s path forward in the global cannabis marketplace.”

Bringing more than 20 years of board leadership experience to WM Technology, Bay is the founder and CEO of Techquity, an operating advisory firm of senior tech executives with deep experience growing and scaling companies. Techquity helps promising businesses scale from “one-to-one million users.” In addition to serving on boards of venture funded private companies during his career, Bay has served on several public boards in the US and Europe, including two as chairman. Bay has been a senior executive and led product groups at Apple, Microsoft and Amazon during periods of rapid, formative growth. At Microsoft, Bay was Corporate Vice President and a member of the executive staff with roles that included leadership of the company’s e-commerce and digital media technologies. While at Amazon, Bay served as Global Head of Amazon Video, and was responsible for the company’s digital video business globally.

“The opportunity to join WM Technology’s board comes at a time where the company has firmly established itself as the leading two-sided marketplace in the cannabis sector and is pairing that with a compelling suite of technology solutions for cannabis operators,” said Mr. Bay. “WM Technology is well positioned for growth, with the Company continuing to capitalize on the rapid expansion of the cannabis sector and the progress toward federal legalization. I look forward to working in partnership with Chris, the other board members, and the rest of the leadership team to capitalize on the immense opportunity the Company has before it.”

In his new role as Chairman of WM Technology, Bay will serve as a partner to Mr. Beals and the management team as they execute on a number of new growth opportunities including expansion into new legal cannabis markets, data monetization and broader brand offerings.

About WM Technology, Inc.

Founded in 2008, WM Technology operates the leading online cannabis marketplace with a comprehensive set of eCommerce and compliance software solutions sold to retailers and brands in the U.S. state-legal and Canadian cannabis markets. The Company’s mission is to power a transparent and inclusive global cannabis economy. We address the challenges facing both consumers seeking to understand cannabis products and businesses who serve cannabis users in a legally compliant fashion with our Weedmaps marketplace and WM Business software solutions. Over the past 13 years, we have grown the Weedmaps marketplace to become the premier destination for cannabis consumers to discover and browse information regarding cannabis and cannabis products, permitting product discovery and order-ahead for pickup or delivery by participating retailers. WM Business is a set of eCommerce-

enablement tools designed to help our retailer and brand clients get the best out of their Weedmaps experience, while creating labor efficiency and managing their compliance needs.

WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide. Since inception, WM Technology has worked tirelessly, not only to become the most comprehensive platform for consumers, but to build the software solutions that power businesses compliantly in the space, to advocate for legalization, social equity, and licensing in many jurisdictions, and to facilitate further learning through partnering with subject matter experts on providing detailed, accurate information about the plant.

Headquartered in Irvine, California, WM Technology supports remote work for all eligible employees. Visit us at www.weedmaps.com.

Contacts:
Investor Relations:
investors@weedmaps.com

Media:
press@weedmaps.com